EXHIBIT 99.1


                              FOR IMMEDIATE RELEASE

                              FOR FURTHER INFORMATION CONTACT:

                              Jay S. Sidhu        (610) 320-8416
                              Karl D. Gerhart     (610) 320-8437
                              Linda Hagginbothom  (610) 320-8498


                            SOVEREIGN

                      COMPLETES ACQUISITION

                               OF

                     WEST JERSEY BANCSHARES


     WYOMISSING, PA....Sovereign Bancorp, Inc. (NASDAQ/NMS:SVRN),
parent company of Sovereign Bank, FSB ("Sovereign"), today announced the completion of the acquisition of West Jersey
Bancshares, Inc. ("West Jersey"), headquartered in Fairfield, New
Jersey.

     In accordance with the merger agreement, West Jersey shareholders of common stock will receive 0.8335 shares of Sovereign Common Stock in exchange for each shares of West Jersey Common Stock. Based upon a pricing period prescribed in the merger agreement, West Jersey shareholders will receive total value of $8.91 in exchange for each share of West Jersey Common Stock. Sovereign will issue approximately 1.7 million new shares of Common Stock.

     The transaction will be tax free to Sovereign and to West
Jersey shareholders. The merger will be treated as a pooling-of-interests for financial accounting purposes.

     The addition of West Jersey's approximately $100 million in assets increases, on a proforma basis, Sovereign's total assets, deposits and equity to approximately $8.5 billion, $5.1 billion and $447 million, respectively. Sovereign now has 122 offices throughout eastern Pennsylvania, New Jersey and northern Delaware.

     Sovereign is the 4th largest financial institution headquartered in Pennsylvania. Today, Friday, May 31, 1996,
Sovereign's Common Stock closed at $10.50 per share and its Preferred Stock closed at $59.50 per shares.

                             THE END